Exhibit 7
IMPORTANT: You must read the following disclaimer before continuing. The following disclaimer applies to the attached Supplement to the Exchange Offer and Consent Solicitation Memorandum, whether received by e-mail or otherwise received as a result of electronic communication and you are therefore advised to read this disclaimer page carefully before reading, accessing or making any other use of the attached document. In accessing the attached Supplement to the Exchange Offer and Consent Solicitation Memorandum, you agree to be bound by the following terms and conditions, including any modifications to them from time to time, each time you receive any information from us as a result of such access.
Your Representations: You have been sent the attached Supplement to the Exchange Offer and Consent Solicitation Memorandum on the basis that you have confirmed to Credit Suisse Securities (Europe) Limited and/or the Exchange Agent being the sender of the attached that (i) you are a holder or a beneficial owner of the 10.25 per cent. Guaranteed Bonds due 2010, (ii) you are not a person to whom it is unlawful to send the attached Supplement to the Exchange Offer and Consent Solicitation Memorandum or to make an invitation under the Exchange Offer under applicable laws and (iii) that you consent to delivery by electronic transmission.
If you receive this document by email, your use of this email is at your own risk and it is your responsibility to take precautions to ensure that it is free from viruses and other items of a destructive nature.
This Supplement to the Exchange Offer and Consent Solicitation Memorandum has been sent to you in an electronic form. You are reminded that documents transmitted via this medium may be altered or changed during the process of transmission and consequently none of Credit Suisse Securities (Europe) Limited and/or the Exchange Agent or any person who controls, or is a director, officer, employee or agent of Credit Suisse Securities (Europe) Limited and/or the Exchange Agent, nor any affiliate of any such person accepts any liability or responsibility whatsoever in respect of any difference between the Supplement to the Exchange Offer and Consent Solicitation Memorandum distributed to you in electronic format and the hard copy version available to you on request from Credit Suisse Securities (Europe) Limited and/or the Exchange Agent.
You are reminded that the attached Supplement to the Exchange Offer and Consent Solicitation Memorandum has been delivered to you on the basis that you are a person into whose possession this Supplement to the Exchange Offer and Consent Solicitation Memorandum may be lawfully delivered in accordance with the laws of the jurisdiction in which you are located and you may not nor are you authorised to deliver this Supplement to the Exchange Offer and Consent Solicitation Memorandum to any other person.
Restrictions: Nothing in this electronic transmission constitutes an offer of securities for sale in Australia, Belgium, Canada, Germany, Hong Kong, Indonesia, Italy, Japan, Singapore, Spain, Switzerland, the United Kingdom, the United States or any other jurisdiction in which the making of such an offer would not be in compliance with the laws or regulations of such jurisdiction.
THE SUPPLEMENT TO THE EXCHANGE OFFER AND CONSENT SOLICITATION MEMORANDUM MAY NOT BE DOWNLOADED, FORWARDED OR DISTRIBUTED, IN WHOLE OR IN PART, TO ANY OTHER PERSON AND MAY NOT BE REPRODUCED IN ANY MANNER WHATSOEVER. ANY DOWNLOADING, FORWARDING, DISTRIBUTION OR REPRODUCTION OF THIS DOCUMENT IN WHOLE OR IN PART IS UNAUTHORISED. FAILURE TO COMPLY WITH THIS DIRECTIVE MAY RESULT IN A VIOLATION OF THE SECURITIES ACT OR THE APPLICABLE LAWS OF OTHER JURISDICTIONS.

Supplement to the Exchange Offer and Consent Solicitation Memorandum dated 15 July 2009

This exchange offer is made for the securities of a non-U.S. company. The offer is subject to disclosure requirements of a country other than the United States. Financial statements included in the document have been prepared in accordance with Indonesian accounting standards that may not be comparable to the financial statements of United States companies.
It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the Issuer and the Guarantor are located outside the United States, and all of their officers, directors and commissioners may be residents of a foreign country. You may not be able to sue the Issuer or the Guarantor or either of their officers, directors or commissioners in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.
You should be aware that the Issuer and the Guarantor may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.
EXCHANGE OFFER TO THE HOLDERS OF
GT 2005 Bonds B.V.
(a private company with limited liability incorporated under the laws of The Netherlands)
(the “Issuer”)
US$420,000,000 10.25% Guaranteed Bonds due 2010
Unconditionally and irrevocably guaranteed by
(incorporated with limited liability under the laws of the Republic of Indonesia)
(the “Guarantor”)
and listed on the Singapore Exchange Securities Trading Limited (the “SGX-ST”) (the “Existing Bonds”)

Common Code: 022489194	ISIN: XS0224891944
for
U.S. Dollar Denominated Callable Step-Up Guaranteed Secured Bonds due 2014
(the “New Bonds”)
issued by
the Issuer and guaranteed by the Guarantor
This supplement (the “Supplement”) is supplemental to and should be read in conjunction with the Exchange Offer and Consent Solicitation Memorandum dated 12 June 2009, as amended by a supplement (the “First Supplement”) dated 24 June 2009 (the “Exchange Offer and Consent Solicitation Memorandum”) and the Preliminary Offering Circular dated 12 June 2009, as amended by the First Supplement (the “Preliminary Offering Circular”) issued by the Issuer in connection with its offering of up to US$435,225,000 Callable Step-Up Guaranteed Secured Bonds due 2014 (the “New Bonds”), which are unconditionally and irrevocably guaranteed by the Guarantor. The Issuer and the Guarantor are publishing this Supplement to revise and update certain terms that had been provided in the Exchange Offer and Consent Solicitation Memorandum and the Preliminary Offering Circular. Unless otherwise stated herein, all information contained in the Exchange Offer and Consent Solicitation Memorandum and the Preliminary Offering Circular remains unchanged, including the disclaimers set forth on pages ii and iii of the Exchange Offer and Consent Solicitation Memorandum and on pages i to iii of the Preliminary Offering Circular, and such disclaimers shall be applicable to this Supplement as though set forth herein.
On 12 June 2009, the Issuer, with the agreement of the Guarantor, invited holders of the Existing Bonds (“Holders”) to offer to exchange (the “Exchange Offer”) for the New Bonds on the terms and subject to the conditions set forth in the Exchange Offer and Consent Solicitation Memorandum. On 24 June 2009, the terms and conditions of the Exchange Offer were supplemented by the First Supplement. Concurrently with the Exchange Offer, the Issuer is soliciting (the “Consent Solicitation” and, together with the Exchange Offer, the “Offer”) consents from Holders to amend the terms of the trust deed dated 21 July 2005, as amended an supplemented by the supplemental trust deed dated 11 June 2007 between the Issuer, the Guarantor and The Hongkong and Shanghai Banking Corporation Limited constituting the Existing Bonds and the terms and conditions of the Existing Bonds (the “Conditions”).
On 6 July 2009, the First Bondholder Meeting and the Second Bondholder Meeting were convened to consider the Extraordinary Resolutions. The First Extraordinary Resolution was approved by the Holders at the First

Bondholder Meeting. As the Second Bondholder Meeting failed to reach the required quorum, it was adjourned until 21 July 2009. In light of the necessity for the adjourned meeting, the Issuer is extending the Voting Instructions Deadline and Expiration Date and Time to 17:00 CET on 16 July 2009 (the “Extensions”). The Extensions are detailed in this Supplement. Unless otherwise defined herein or the context otherwise requires, capitalized expressions used in this Supplement shall have the meanings set out in the Exchange Offer and Consent Solicitation Memorandum.
This Supplement is available to eligible Holders (who have previously received the Exchange Offer and Consent Solicitation Memorandum and the Preliminary Offering Circular) from the Information Agent and Dealer Manager.
All other terms and conditions of the Offer and the New Bonds remain unchanged. No changes have been proposed for the Consent Solicitation.
The Exchange Offer and Consent Solicitation Memorandum and the terms of the New Bonds and offer and distribution restrictions as set forth in the Preliminary Offering Circular attached thereto are being amended to reflect the following changes:
Amendments to Expected Timetable
The section “Expected Timetable” of the Exchange Offer and Consent Solicitation Memorandum will be amended and replaced as follows:
EXPECTED TIMETABLE
~~The times and dates below are indicative only and assume that neither Bondholder Meeting is adjourned.~~ The Early Exchange Deadline and Expiration Date are subject to change under the terms of the Offer. Accordingly, the actual timetable may differ significantly from the ~~expected~~ timetable set out below.

Events	Dates	Times
Central
		Singapore	European

Commencement of the Offer Period
 Offer announced and notice of the Offer submitted to the Clearing Systems and published on a Notifying News Service. Exchange Offer and Consent Solicitation Memorandum circulated.
12 June 2009

Early Exchange Deadline
 Last time at which Holders participating in the Offer are eligible for the Early Exchange Price. Holders participating in the Offer after such deadline will receive the Late Exchange Price.
	26 June 2009		17.00 hours

Participating Holders may revoke their offers to exchange at any time prior to the Early Exchange Deadline. Offers to exchange by Holders after the Early Exchange Deadline will be irrevocable.

Voting Instructions Deadline Deadline for receipt of Voting Instructions.	1 July 2009		17.00 hours

Deadline for receipt of Voting Instructions for the adjourned Second Bondholder Meeting.	16 July 2009		17.00 hours

Events	Dates	Times
Central
		Singapore	European

Expiration Date and Time Deadline for receipt of all Electronic Instruction Notices for the purposes of the Exchange Offer.	~~3~~16 July 2009		17.00 hours

Bondholder Meetings Meeting of Holders to vote on the First Extraordinary Resolution.	6 July 2009	18.00 hours

Meeting of Holders to vote on the Second Extraordinary Resolution.	6 July 2009	18.30 hours

Adjourned Meeting of Holders to vote on the Second Extraordinary Resolution.	21 July 2009	18.30 hours
Notice of Result Announcement of the result of the Bondholder Meetings.	6 July 2009 or as soon as practicable thereafter after the conclusion of the Bondholder Meetings

Announcement of the result of the adjourned Second Bondholder Meeting.	21 July 2009 or as soon as practicable thereafter after the conclusion of the adjourned Second Bondholder Meeting
Execution of Supplemental Trust Deed
 The Issuer anticipates that the Supplemental Trust Deed will be executed and delivered as soon as practicable after the approval by the Bondholders of the Extraordinary Resolutions. The Supplemental Trust Deed will become effective as soon as it is fully executed, and the Proposed Amendments will become operative upon the issuance of New Bonds for all Existing Bonds validly tendered and accepted by the Issuer.
As soon as practicable after the conclusion of the Bondholder Meetings

Settlement Date
 Settlement Date for the Offer, including delivery of New Bonds in exchange for Existing Bonds validly submitted for exchange and accepted. On the Settlement Date, the Issuer will also redeem any Existing Bonds not validly submitted for exchange in the Exchange Offer with New Bonds in accordance with the amended redemption provisions in the Existing Bonds Trust Deed and the Conditions.
~~No later than 10~~To be determined but expected to be three Business Days after all Proposed Amendments have been approved

Holders are advised to check with the bank, securities broker, Clearing Systems or other intermediary through which they hold their Existing Bonds whether such intermediary applies different deadlines for any of the events specified above, and then to allow such deadlines if such deadlines are prior to the deadlines set out above.
All of the above dates are subject to earlier deadlines that may be set by the Clearing Systems or any intermediary.
Amendments to Definitions
The definition section of the Exchange Offer Memorandum is amended as follows:
1.	The definition of “Voting Instructions Deadline” is amended to read: 17.00 (Central European time) on ~~1 July 2009~~16 July 2009 is the latest time for receiving Voting Instructions and subject to the right of the Issuer to extend, reopen, terminate, withdraw and/or amend the Offer pursuant to the provisions set forth herein.

2.	The definition of “Expiration Date” is amended to read: ~~3 July 2009~~16 July 2009, or such later date as notified by the Exchange Agent to the Holders and subject to the right of the Issuer to extend, reopen, terminate, withdraw and/or amend the Exchange Offer pursuant to the provisions set forth herein

The New Bonds have not been, and will not be, registered under the United States Securities Act of 1933, as amended (the “Securities Act”). The New Bonds are being offered outside the United States in accordance with Regulation S, and subject to certain exceptions, may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.
The information contained herein does not constitute an offer of securities for sale in Australia, Belgium, Canada, Germany, Hong Kong, Indonesia, Italy, Japan, Singapore, Spain, Switzerland, the United Kingdom, the United States or any other jurisdiction in which the making of such an offer would not be in compliance with the laws or regulations of such jurisdiction. Your attention is drawn to the Exchange Offer and Consent Solicitation Memorandum and the Preliminary Offering Circular which contain offer, distribution and transfer restrictions which apply to the information contained herein.

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